LML PAYMENT SYSTEMS INC. CONFERENCE CALL

Moderator: Patrick Gaines
May 1, 2007
2:00 pm PT

Operator:

Welcome to the LML Payment Systems Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please the 1 followed by the 4 on your telephone. If at anytime during the conference you need to reach an operator, please press star-0.

As a reminder, this conference is being recorded, Tuesday, May 1, 2007.

With us on the call today is Patrick Gaines, President and Chief Executive Officer of LML Payment Systems.

Everyone should have access to the press release which went out earlier today regarding this announcement. If not, the release is available on the LML Web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and the future performance of the corporation and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, therefore, undue reliance should not be placed upon them.

We refer all of you to the corporation's most recent Form 10K and 10Q filed with the Securities and Exchanged Commission, as well as the Safe Harbor statement in today's press release.

For more details and discussions of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, the corporation assumes no obligation to revise any forward-looking projections that maybe made in today's release call.

At this time, I would like to turn things over to Patrick Gaines.

Please go ahead, sir.

Patrick Gaines:

Thank you, operator, and welcome everyone to our call today.

With me is our Chief Accounting Officer, Richard Schulz and Craig Thomson, President and CEO of Beanstream Internet Commerce.

Let me begin with a summary of today's announcements.

This morning we announced the signing of a definitive agreement to acquire the outstanding shares of Beanstream Internet Commerce.

Founded in the year 2000, Beanstream is a leading provider of Internet Payment Processing Solutions and is based in Victoria, BC. Beanstream's products enable merchants to reduce payment processing cost, accelerate payment receipts, reduce fraud, and simplify reporting.

This morning's purchased price was announced at $17.5 million, $8.3 million in cash, $4.5 million by way of two-year promissory note and $4.7 million in LML common stock.

The transaction also carries with it an earn-out provision of $1.7 million to be paid in common stock if certain revenue milestones are reached by the first anniversary of the closing. And with respect to closing, we expect to be able to close the transaction in early to mid-June 2007.

With that, it's my pleasure to introduce you to Craig Thomson, President and CEO of Beanstream Internet Commerce who will say a few words about Beanstream.

Craig Thomson:

Thanks, Pat, and hello, everybody. It's a pleasure to be here today.

I've known Pat for a couple of years now and we were attracted to this transaction partly because of the business strengths and I think the two companies spring together, and also my knowledge of Pat and the success he had running LML.

I'll give you a little bit of information about Beanstream's background. As Pat mentioned we're founded in 2000 and we have four core products. The first is authentication services. Secondly, credit card and online debit processing. Third is our payroll software and solution. It's integrated into stages simply payroll. And finally, our risk management products.

We currently have about 5,500 merchants mostly in Canada, although we have some currently in the US.

And our strategic partners are the (Tronuminium) Bank, Global Payments, Paymentech, (Ermerges), Equifax, and First Data. And each of these partners we've either integrated into their platforms for credit card or authentication services or we work with them on an ISO, MSP/basis.

In terms of operations, our head office is in Victoria and we have 16 employees.

Thank you. And with that, I'll turn it back over to Pat.

Patrick Gaines:

Thanks, Craig.

As you know, LML's vision it to be a leading provider of financial payment processing solutions and we believe there is solid strategic rationale for the transactions.

Firstly, the transaction allows us to diversify our product offerings. But Beanstream will be entering the fast-growing space of Internet payments.

And secondly, the transaction allows us to strengthen our customer base and expand our geographic reach.

Let me say a few words about the business model.

With respect to the revenue mix, Beanstream's revenue is in two different categories. First of all, upfront fees, monthly fees, and transaction fees; 95% of the monthly revenue is reoccurring which leads, of course, to predictability of results.

Beanstream's model is a transaction-based model; over 1.5 million transactions per month and growing.

Beanstream margin business is a high margin business and profitable since 2003 with EBITDA margins of over 30%.

Our plans include the following. First, we're going to concentrate on preserving the existing core model.

Secondly, we're going to promote internal growth and continue with Beanstream success.

And thirdly, in addition to our organic growth, we look forward to other opportunities such as cross-selling existing products to a 5,500 (strong) merchant based.

And fourthly, we believe that Beanstream model translates well to the whole North American market. I will look to expand Beanstream services across North America.

With respect to visibility and in term specifically of more visibility, we believe that we'll be in a better position to provide more specifics sometime later after the transaction closes.

With that, I'll turn the call back over to the operator, so we can take a few questions.

Operator:

Thank you.

Ladies and gentlemen, if you would like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

And our first question comes from the line of (Michael Comps) from LMLP.

Please proceed.

(Michael Comps):

Yes. Good afternoon and thanks for taking my question.

What effect if any do you perceive the recent ruling by the Supreme Court here in the United States regarding patent holders, current, past, or future?

Patrick Gaines:

We don't - I can't comment on other patent holders in general, but with respect to our patents, we don't see it having any effect at all.

(Michael Comps):

Okay. Can you - do you have anymore specifics as to why that would not affect us?

Patrick Gaines:

Well, I think the Supreme Court's decision was related to the notion of vagueness and I can't recall just the other term top of my head right now. But it did.

Basically, it relates to patents in the medical industry where you're taking existing models and adding new incremental improvements to those models to create a brand new model, and none of our patents are based on that premise.

(Michael Comps)

Okay. Well, thank you very much and we wish you all the very best.

Patrick Gaines:

Thank you.

Operator:

Okay. And we have no further questions at this time.

So that would conclude the conference for today. We'd like to thank you very much for your participation and ask that you please disconnect your lines.

END